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                                                                    Exhibit 99.4













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FOR IMMEDIATE RELEASE

Investor Inquiries                            Media Inquiries
------------------                            ---------------
Andrew Blocher                                Kristine Warner
Vice President, Investor Relations & Finance  Director, Corporate Communications
301/998-8166                                  301/998-8212
ablocher@federalrealty.com                    kwarner@federalrealty.com
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                         FEDERAL REALTY INVESTMENT TRUST
                         REINFORCES ACQUISITIONS EFFORTS

ROCKVILLE, MD (March 11, 2002) - Federal Realty Investment Trust (NYSE:FRT) today announced that it has reinforced acquisitions efforts as part of Trust's newly implemented business plan with the promotion of Jeff Berkes to senior vice president - strategic transactions, and the addition of Ronald Cappello as senior acquisitions director. The Trust's strategy marks a renewed emphasis on its core shopping center business, a key tenent of which is new investment in the Trust's existing Mid-Atlantic and Northeast markets.

Mr. Berkes is responsible for all of the Trusts's acquisitions and dispositions. In addition, he is a member of the senior management team and will play an integral role in company-wide strategic planning. Mr.Cappello is responsible exclusively for sourcing shopping center investment opportunities in the Trust's core markets, with an immediate focus on the Mid-Atlantic region.

Prior to joining Federal Realty in 2000, Mr. Berkes was vice president of acquisitions and finance for Velsor Properties, a Northern Virginia-based private real estate investment firm. He served as director of acquisitions for Federal Realty from April 1997 to August 1998. Prior to joining Federal Realty in 1997, Mr. Berkes was vice president of acquisitions for Heitman Financial/JMB Institutional Realty Corp. He also worked as a loan officer for ITT Real Estate Services and as a Regional Investment Analyst for CB/Richard Ellis prior to joining JMB.

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Federal Realty Reinforces Acquisitions Efforts
March 11, 2002
Page 2

Prior to joining Federal Realty, Mr. Cappello was vice president of acquisitions for Mid-Atlantic Realty Trust, where he was responsible for shopping center acquisitions. Previously, Mr. Cappello was vice president of acquisitions for Montgomery CV Realty Trust.

Commenting on the acquisition efforts, Donald C. Wood, the Trust's president and chief operating officer stated, "As part of the recently adopted business plan, we are actively looking to acquire additional properties in our core markets. Jeff brings tremendous strengths to our senior management team and with Ron's extensive background, we are confident that we will meet all of our acquisitions goals."

Federal Realty
--------------
Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management, development and re-development of shopping centers and street retail properties. Federal Realty's portfolio contains 15.2 million square feet located in major metropolitan markets across the United States. The operating portfolio is currently 96% leased to over 2,100 national, regional and local retailers with no single tenant accounting for more than 2.7% of rental revenue. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 34 consecutive years. Shares of Federal Realty are traded on the New York Stock Exchange under the symbol FRT. Additional information about Federal Realty can be found on the Internet at www.federalrealty.com.

Safe Harbor Language
--------------------
Certain matters discussed within this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Federal Realty Investment Trust believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Federal Realty's expectations are detailed from time to time in the Company's SEC reports and filings, including its annual report on Form 10-K. Federal Realty assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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